Exhibit (a)(1)(H)

ELECTION FORM
THE HOME DEPOT FUTUREBUILDER AND
THE HOME DEPOT FUTUREBUILDER FOR PUERTO RICO
(the “Retirement Plans”)
Your election must be received no later than 5:00 p.m., New York City time, on
August 14, 2007, to be included in the tabulation, unless the tender offer is extended.

In accordance with The Home Depot, Inc. Offer to Purchase dated July 10, 2007, a copy of which I have received, I hereby instruct The Northern Trust Company, the Trustee of the Retirement Plans, to tender or not to tender shares of The Home Depot, Inc. common stock allocated to my Retirement Plan account prior to the expiration of such Offer to Purchase, as follows:

☐	1. I DO NOT WANT TO TENDER SHARES

☐	2. By writing a percentage of shares allocated to my Retirement Plan account in one or more of the spaces below, I elect to tender shares at the price(s) indicated. This action could result in none of the shares being purchased if the purchase price for the shares is less than the price(s) selected. If the purchase price for the shares is equal to or greater than the price(s) selected, then the shares purchased by The Home Depot, Inc. (the “Company”) will be purchased at the purchase price indicated, subject to the terms of the Offer to Purchase. By writing a percentage on the % line at TBD, I WANT TO MAXIMIZE the chance of having the Company purchase all of the shares I have instructed the Trustee to tender. Accordingly, by writing a percentage on the line at TBD, I am willing to accept the purchase price determined by the Company pursuant to the Tender Offer (as defined in the Offer to Purchase). I understand that this action could result in receiving a price per share as low as $39.00.

Note: The sum of the percentages you write in must not exceed 100%. If the sum of all such percentages exceeds 100%, none of the shares allocated to your account will be tendered.

% at $TBD	% at $39.75	% at $40.75	% at $41.75	% at $42.75	% at $43.75
% at $39.00	% at $40.00	% at $41.00	% at $42.00	% at $43.00	% at $44.00
% at $39.25	% at $40.25	% at $41.25	% at $42.25	% at $43.25
% at $39.50	% at $40.50	% at $41.50	% at $42.50	% at $43.50

Because you are designated a “named fiduciary” for tender offer purposes under your Retirement Plans, the Trustee is required to follow your validly delivered instructions, provided they are in accordance with the terms of the Retirement Plans in question and are not inconsistent with its responsibilities under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). By signing, dating and returning the instruction form, you accept this designation under the applicable Retirement Plan as a “named fiduciary” and that the adjustment to your instructions described below may be made by the Trustee.

The Retirement Plans are prohibited by law from selling your shares to The Home Depot, Inc. (the “Company”) for a price that is less than the prevailing market price of the Company’s common stock. If you elect to tender Plan Shares at a price that is lower than the closing price of the Company’s common stock on the date the tender offer expires, the tender price you elected above will be deemed to have increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the tender offer expires. This adjustment could result in none of your shares being accepted for purchase by the Company. If you elect to maximize the chance of having the Company purchase your shares by completing the line at TBD on the election form above and the closing price of the Company’s common stock on the New York Stock Exchange on the date the tender offer expires is within the range of prices set forth on the election form, the tender price you elected will be deemed to have increased to the closest tender price that is not less than the closing price of the Company’s common stock on the date the tender offer expires. If the closing price of the Company’s common stock on the date the tender offer expires is greater than the maximum price available in the tender offer, none of the shares will be tendered pursuant to your tender instruction above and your instruction will be deemed to have been withdrawn.

SIGNATURE	, 2007 DATE

Incorrectly completed or unsigned forms will be discarded in the Tender Offer.